Exhibit 99.1

P O Box 3395

West Palm Beach,

FL  33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO, Treasurer and Corporate Secretary

561.838.1731

Florida Public Utilities Announces Results for 2005

West Palm Beach, FL, March 15.  Florida Public Utilities (AMEX: FPU) reported net income of $4,248,000 or $ .71 per share for the year ended December 31, 2005 compared with the prior year’s net income of $3,594,000, or $.60 per share. The Company’s increase in net income was primarily attributable to electric rate increases in March 2004 and natural gas rate increases in August and November 2004. The Florida Public Service Commission (FPSC) approved these increases.

Total revenues increased $20 million in 2005 mainly due to the higher fuel costs in 2005 that are recovered though revenue and higher propane rates. The cost of natural gas increased significantly over prior years, partially as a result of the 2005 hurricane season and its impact on supplies.

In 2005, there were higher expenses of $795,000 for pension, insurance, auditing, safety and hurricane preparedness. Other increases to operating expenses were primarily depreciation and amortization, maintenance, customer service, and sales related items.

Depreciation and amortization expense increased $1.4 million in 2005 compared to 2004. Amortizing bare steel main replacements along with future environmental liabilities, as approved in our 2004 natural gas rate proceeding, were the primary reasons for the increase. We are currently under a 50-year program to replace all bare steel mains and service lines with coated steel and polyethylene lines. The FPSC approved recovery of our expected environmental liability over a 20-year period.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the years ended December 31, 2005 and 2004 are summarized below:

Florida Public Utilities
(Dollars in thousands except per share data)	December 31,
	2005	2004
Total Revenues	$130,023	$110,039

Net Income	$4,248	$3,594

Earnings applicable to Common Stock	$4,219	$3,565

Earnings Per Common Share – basic & diluted	$.71	$.60

Average Shares Outstanding	5,952,684	5,908,220

On July 25, 2005 a three-for-two stock split in the form of a stock dividend was issued to the shareholders of record on July 15, 2005. All common share information has been restated to reflect the stock split for all periods presented.